Exhibit 23.3

CONSENT OF EXPERT

June 16, 2025

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Peter Lind, do hereby consent to (i) the written disclosure regarding:

•	Sections 1, 2, 3, 5, 12.2.2, 13, 17, 19, and 20 of the amended Technical Report for the Lamaque Complex, Quebec, Canada, effective December 31, 2024;
•	sections 13, 17, and 19, originally prepared by Paul Skayman, and sections 1, 3, 4, 5, 6, 18, 20, 24, and 27, originally prepared by David Sutherland, of the Technical Report, Kişladağ Gold Mine, Turkey, effective January 17, 2020;
•	sections 13, 17, 19, and 21, as well as sections 1, 2, 3, 4, 5, 6, 18, 20, 24, and 27, originally prepared by David Sutherland, of the Technical Report, Efemçukuru Gold Mine, Turkey, effective December 31, 2023;
•	sections 13, 17, 19, 21, 22, 24, 26.2, as well as sections 1, 2, 3, 4, 5, 6, 18, 20, 26.3, and 27, originally prepared by David Sutherland, of the Technical Report, Olympias Mine, Greece, effective December 31, 2023; and
•	other information pertaining to these projects

and (ii) the references to the undersigned’s name in connection with the preparation and review of the aforementioned scientific or technical information, in each case, contained in or incorporated by reference into this Registration Statement on Form S-8 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

By:	/s/ Peter Lind
Peter Lind, P. Eng.